UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 15, 2016 (June 14, 2016)

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33443	20-5653152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Travis, Suite 1400, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

As previously disclosed in Dynegy Inc.’s (“Dynegy”) Current Report on Form 8-K filed on March 1, 2016 (the “Initial 8-K”), Atlas Power Finance, LLC, a Delaware limited liability company (“Purchaser”), which is a wholly owned subsidiary of Atlas Power, LLC (“Atlas Power”), a Delaware limited liability company that is 65% indirectly owned by Dynegy and 35% owned by an affiliated investment fund of Energy Capital Partners III, LLC, entered into a Stock Purchase Agreement (the “Delta Stock Purchase Agreement”) with GDF SUEZ Energy North America, Inc., a Delaware corporation (“Target”), and International Power, S.A., a “societe anonyme” under the laws of Belgium (“Seller”). Pursuant to, and subject to the terms and conditions of, the Delta Stock Purchase Agreement, Purchaser will purchase from Seller all of the issued and outstanding shares of common stock of Target for a base purchase price of $3.3 billion in cash, subject to certain adjustments (the “Delta Transaction”).

In addition, as previously disclosed in the Initial 8-K, Dynegy entered into an Interim Sponsors Agreement (the “Interim Sponsors Agreement”), dated as of February 24, 2016, with Atlas Power and certain affiliated investment funds of Energy Capital Partners III, LLC (the “ECP Funds”), pursuant to which, among other things, the parties agreed upon certain terms and conditions that would govern certain aspects of their relationship with respect to the Delta Transaction.

Dynegy intends to consummate a debt financing and a registered offering of tangible equity units of Dynegy for aggregate consideration of approximately $2,400,000,000 (the “Alternative Financings”). In connection with the Alternative Financings, Dynegy, Atlas Power, the ECP Funds, and Terawatt Holdings, LP, an affiliate of the ECP Funds, have entered into an Amended and Restated Interim Sponsors Agreement, dated as of June 14, 2016 (the “A&R Interim Sponsors Agreement”). The A&R Interim Sponsors Agreement amends and restates the Interim Sponsors Agreement in its entirety. Among other things, the A&R Interim Sponsors Agreement provides that, if the Alternative Financings are consummated on or prior to July 1, 2016, the ECP Funds shall transfer all of the ownership interests they hold in Atlas Power to a wholly owned subsidiary of Dynegy. In addition, if the Alternative Financings are consummated on or prior to July 1, 2016, and the Delta Transaction subsequently closes (or the Delta Stock Purchase Agreement is terminated under certain circumstances), Dynegy shall pay the ECP Funds an aggregate amount in cash equal to $375 million (the “Purchase Price”) on the later of December 31, 2016 or the date that is three months after the closing of the Delta Transaction (or the termination of the Delta Stock Purchase Agreement under certain circumstances) (such date, the “First Payment Date”), but in no event prior to the closing of the Delta Transaction or the termination of the Delta Stock Purchase Agreement. Alternatively, Dynegy may pay the Purchase Price after the First Payment Date, but in such case, the Purchase Price would be subject to increase as set forth in the A&R Interim Sponsors Agreement. The Purchase Price is intended to approximate the amount that Dynegy would owe the ECP Funds upon exercise of Dynegy’s call right under the Amended and Restated Limited Liability Company Agreement of Atlas Power, which will be entered into by a wholly owned subsidiary of Dynegy and the ECP Funds if the Alternative Financings are not consummated on or prior to July 1, 2016. The foregoing description of the A&R Interim Sponsors Agreement is subject to and qualified in its entirety by reference to the full text of the A&R Interim Sponsors Agreement, a copy of which is attached as Exhibit 10.1 hereto and the terms of which are incorporated herein by reference.

In addition, if the Alternative Financings are consummated on or prior to July 1, 2016, Dynegy, Purchaser, the ECP Funds, Seller and Target have agreed to amend and restate the Delta Stock Purchase Agreement and certain related agreements, to reflect the Alternative Financings and the transactions contemplated by the A&R Interim Sponsors Agreement.

If the Alternative Financings are not consummated on or prior to July 1, 2016, the Delta Stock Purchase Agreement, the Delta Transaction and the transactions contemplated by the Interim Sponsors Agreement, each as described in the Initial 8-K, shall remain in effect.

Notwithstanding the Alternative Financings and the A&R Interim Sponsors Agreement, the Stock Purchase Agreement, dated as of February 24, 2016, by and between Dynegy and Terawatt Holdings, LP, a Delaware limited partnership, as previously disclosed in the Initial 8-K, shall remain in effect.

Item 7.01 Regulation FD Disclosure.

On June 15, 2016, Dynegy issued a press release. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1

Amended and Restated Interim Sponsors Agreement, dated as of June 14, 2016, by and between Atlas Power, LLC, Dynegy Inc., Energy Capital Partners III, LP, Energy Capital Partners III-A, LP, Energy Capital Partners III-B, LP, Energy Capital Partners III-C, LP, Energy Capital Partners III-D, LP, and Terawatt Holdings, LP

99.1	Press Release, dated June 15, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC. (Registrant)

Dated: June 15, 2016	By:	/s/ Catherine C. James
	Name:	Catherine C. James
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amended and Restated Interim Sponsors Agreement, dated as of June 14, 2016, by and between Atlas Power, LLC, Dynegy Inc., Energy Capital Partners III, LP, Energy Capital Partners III-A, LP, Energy Capital Partners III-B, LP, Energy Capital Partners III-C, LP, Energy Capital Partners III-D, LP, and Terawatt Holdings, LP

99.1	Press Release, dated June 15, 2016